EXHIBIT 10.4

August 30, 2007	[PNM Resources logo]

PRIVILEGED AND CONFIDENTIAL

Mr. Jeffry E. Sterba
Chief Executive Officer
PNM Resources, Inc.
Alvarado Square, MS 2824
Albuquerque, NM  87158

Re:           Retention Bonus Agreement (the “Agreement”)

Dear Jeff:

As you are aware, we previously entered into a Retention Bonus Agreement with you effective as of October 31, 2003.  With this letter, we are offering to amend and restate the Agreement in its entirety, effective as of January 1, 2007, except as set forth below.

The incentive bonus (the “Retention Bonus”) is designed to encourage you to remain a part of the PNM Resources, Inc. (the “Company”) for many years to come.  The Retention Bonus has the following terms and conditions:

1.           Amount of Bonus

The amount of the Retention Bonus will be the sum of $1,600,000.  The Retention Bonus will be paid out of the Company’s general assets.  It will not be held in trust or in a separate account.  You will not receive any interest on this amount.

2.           Conditions

You will be eligible to receive the Retention Bonus if you continuously work for the Company as Chief Executive Officer (“CEO”) from the date of this Agreement until March 1, 2010, or upon your death or “Disability,” if earlier.

3.           Early Termination

Although your continuous employment is a condition that must be satisfied in order to receive the Retention Bonus, the Company also must reserve the right to terminate your employment or alter your responsibilities at any time and for any or no reason, subject to any other contractual commitments of the Company to you.  With that in mind, we have decided to provide you with the Retention Bonus even if, prior to March 1, 2010, you are terminated by the Company without “Cause” or if you terminate under circumstances that constitute “Constructive Termination.”

Jeffry E. Sterba
August 30, 2007

4.           Definitions

The terms “Cause,” “Constructive Termination” and “Disability” have the meanings set forth in the PNM Resources, Inc. Officer Retention Plan, as amended from time to time.  Effective as of January 1, 2008, however, “Constructive Termination” means a termination of employment within two years following the occurrence of one or more of the following circumstances without your express consent:

(a)           a material diminution in your base compensation;

(b)           a material diminution in your authority, duties or responsibilities;

(c)           a material change in the geographic location of your principal office; or

(d)           any other action or inaction that constitutes a material breach by the Company of this Agreement.

You must provide written notice to the Company of the existence of the Constructive Termination condition described in paragraphs (a)-(d) above within 90 days of the initial existence of the condition.

Notwithstanding anything to the contrary, an event described in paragraphs (a)-(d) above will not constitute Constructive Termination if, within 30 days after you give the Company notice of the occurrence or existence of an event that you believe constitutes Constructive Termination, the Company has fully corrected such event.

5.           Payment of Bonus

If you are employed by the Company on March 1, 2010, payment of the Retention Bonus will be made to you in two equal installments.  The first installment will be paid to you on March 1, 2010.  The second installment will be paid to you on March 1, 2011.  If you terminate employment prior to December 31, 2007 due to death, Disability, termination without Cause or Constructive Termination, the Retention Bonus will be paid to you in accordance with the terms of the Agreement as in effect prior to this amendment and restatement.  If you terminate employment after December 31, 2007 and prior to March 1, 2010 due to death, Disability, termination without Cause or Constructive Termination, the Retention Bonus will be paid to you within thirty (30) days of your termination and in no event later than two and one-half (2½) months following the end of the calendar year in which your termination of employment occurs.

Jeffry E. Sterba
August 30, 2007

6.           Beneficiary Designation

In the event of your death, payment of the Retention Bonus (or the remaining installment if the first installment has been paid) will be made to your estate.  If you prefer, you may designate a beneficiary to receive the Retention Bonus.  The designation must be signed, notarized and delivered to the Company prior to your death.

You may also change a beneficiary designation.  To do so, simply follow the same procedures for submitting the initial designation.

7.           Applicable Law

The laws of the state of New Mexico shall govern the validity, interpretation, construction and performance of this Agreement.

8.           Arbitration

Any controversy or claim arising out of or relating to this Agreement shall be settled by mediation, and if mediation is unsuccessful binding arbitration, by a single mediator or arbitrator conducted in accordance with the then current rules of the American Arbitration Association, strictly in accordance with the terms of this Agreement and the substantive law of the State of New Mexico.  The mediation and arbitration shall be held at a time and place agreed to by you and the Company, or at a time and place determined by the mediator or arbitrator in the absence of an agreement.  The judgment and award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction.

9.           Modification

No provision of this Retention Bonus Agreement may be modified or amended unless agreed to in writing by both parties.

10.           Successors

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a material breach of this Agreement.

Jeffry E. Sterba
August 30, 2007

11.           Compliance with Section 409A

(a)           Payment Delay.  Pursuant to Treas. Reg. § 1.409A-3(d), if the Company fails to make a payment due pursuant to Section 5, either intentionally or unintentionally, within the time period specified above, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified above.  In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(b)           Ban on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(c)           No Elections.  You do not have any right to make any election regarding the time or form of any payment due under this Agreement.

(d)           Compliant Operation and Interpretation.  This Agreement shall be operated in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

If you are in agreement with these terms, please so indicate by signing and returning to me the enclosed copy of this letter, which will constitute our binding agreement.

Very truly yours,

PNM RESOURCES, INC.

By:           /s/ Bonnie S. Reitz
       Bonnie S. Reitz, Chair of the Human Resources
       and Compensation Committee

Agreed:

/s/ Jeffry E. Sterba                                                      September 7, 2007
Jeffry E. Sterba                                                                                                            Date